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                                                                    EXHIBIT 99.1

COMPANY PRESS RELEASE

IDEC PHARMACEUTICALS REPORTS FIRST YEAR OF PROFITABILITY

     SAN DIEGO -- (BW HealthWire) -- Feb. 2, 1999 -- IDEC Pharmaceuticals Corporation (Nasdaq: IDPH -- news) today announced its financial results for the fourth quarter and year ended December 31, 1998.

     Total revenues were $87.0 million in 1998, a $42.4 million or 95% increase over 1997 revenues of $44.6 million. The company reported net income of $21.5 million, or $0.92 per share on a diluted basis, in 1998 versus a net loss of $15.5 million in 1997, or $0.83 loss per share on a diluted basis, in 1997. Revenues for 1998 increased primarily due to $53.8 million recorded from the commercialization of Rituxan(R) (Rituximab) through IDEC's joint business arrangement with Genentech, Inc.

     Total revenues for the fourth quarter ended December 31, 1998 were $27.8 million compared to $26.1 million for the fourth quarter of 1997. Net income in the fourth quarter of 1998 was $5.7 million, or $0.24 per share on a diluted basis, compared to net income of $8.1 million, or $0.35 per share on a diluted basis, for the same period in 1997. Revenues for the fourth quarter of 1998 increased primarily due to the aforementioned revenue resulting from the commercialization of Rituxan, the recognition of $2.8 million in deferred contract revenue from Eisai Co, Ltd., payable upon the achievement of a product development event for IDEC's anti-gp39 antibody, offset by decreased license fee revenue in the fourth quarter of 1998. License fee revenues in the fourth quarter of 1997 reflected a $15.0 million milestone payment from Genentech for FDA approval of Rituxan. The timing of research and development payments and non-recurring licensing revenue and milestone payments may vary from quarter to quarter.

     "Rituxan has made our transition to profitability possible," stated William
H. Rastetter, chairman, chief executive officer and president. "It also serves as the cornerstone of our oncology franchise, providing the cash flows to fund the development of other cancer products such as our investigational radioimmunotherapy, IDEC-Y2B8." Rastetter continued, "We anticipate completing patient accrual in two pivotal clinical trials for IDEC-Y2B8 during 1999."

     Revenues from unconsolidated joint business for the quarter and year ended December 31, 1998 reflect the financial results from the Rituxan collaboration and commercialization with Genentech. This line item includes various revenues associated with Rituxan commercialization such as IDEC's share of the pretax copromotion profits, reimbursement of IDEC's sales force and sales infrastructure costs, revenues from the sale of bulk Rituxan to Genentech and royalty income on sales of Rituxan outside the United States. For the fourth quarter of 1998, IDEC's share of the pretax copromotion profits amounted to approximately 26% of U.S. net sales of Rituxan before reimbursements to IDEC for certain manufacturing, sales and development expenses.

     Under IDEC's agreement with Genentech, IDEC's share of the fourth quarter pretax copromotion profits rose to a higher percentage upon achievement of an annual fixed profit target by the Rituxan joint business arrangement during the latter part of the third quarter of 1998. IDEC's share of copromotion profits will return to the lower percentage beginning in January 1999 until such time that the annual fixed profit target is achieved again by the Rituxan joint business arrangement which is expected to occur in mid-1999.

     IDEC is in the process of completing a modification to its collaborative agreement with Genentech that will allow IDEC to terminate early its obligations to supply Genentech with bulk Rituxan manufactured at IDEC's plant. Rather than supplying bulk Rituxan to Genentech through November 1999, IDEC now anticipates transferring all manufacturing responsibilities for bulk Rituxan to Genentech at the end of the third quarter of 1999. Genentech is licensed to manufacture Rituxan, has been manufacturing Rituxan in the U.S. and has sufficient capacity to supply worldwide demand. When completed this change will result in decreased bulk manufacturing reimbursements to IDEC and lower cost of goods for the collaboration. IDEC will then

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use its manufacturing capacity for BLA-enabling lots/commercial supply of
IDEC-Y2B8, production of clinical material and some third-party contract manufacturing.

     As reported on January 21, 1999, the collaboration between IDEC and Genentech achieved U.S. net sales of Rituxan totaling $48.8 million in the fourth quarter of 1998, bringing total U.S. net sales to $152.1 million for the year ended December 31, 1998. Early in the fourth quarter, IDEC and Genentech completed the transition from drop-shipment of Rituxan directly to end users to the more standard practice of distribution via drug wholesalers.

     Operating costs and expenses increased to $22.7 million for the fourth quarter of 1998 compared to $18.2 million for the fourth quarter of 1997. The increased operating expenses are mainly the result of increased sales and marketing expenses resulting from the commercial launch of Rituxan and contract manufacturing expenses for components of IDEC-Y2B8.

     Annual operating costs and expenses increased by $5.5 million, from $62.6 million in 1997 to $68.1 million in 1998. This increase was primarily due to the expenses discussed above, plus increased personnel expenses, increased bulk Rituxan manufacturing costs and higher clinical trial expenses offset by lower technology acquisition expenses. Operating expenses in 1997 included a $3.0 million upfront licensing fee for the acquisition of technology rights related to 9-aminocamptothecin; there was no commensurate technology acquisition in 1998. Over the next year, the company expects to see a higher level of investment in research and development as its products move forward in the development pipeline.

     IDEC ended 1998 with $73.5 million in cash, cash equivalents and marketable securities, an increase of $3.8 million from $69.7 million at the end of 1997. The increase in cash, cash equivalents and marketable securities is due to cash provided by operations and employee stock plans offset by repayment of debt obligations and investments in capital equipment.

     Based on the emerging product profile from recently completed Phase I/II trials and the open label extension trial in rheumatoid arthritis, SmithKline Beecham (SB) and IDEC Pharmaceuticals have reconsidered the development strategy for IDEC-151. SB has elected to discontinue development of IDEC-151 in rheumatoid arthritis at this time and instead will conduct a pilot clinical study with IDEC-151 in psoriasis. SB and IDEC will continue their collaboration within this new clinical focus.

     IDEC Pharmaceuticals focuses on the commercialization and development of targeted therapies for the treatment of cancer and autoimmune diseases. IDEC's antibody products act chiefly through immune system mechanisms, exerting their effect by binding to specific, readily targeted immune cells in the patient's blood or lymphatic systems.

     IDEC Pharmaceuticals' news releases are available at no charge through Business Wire's News on Demand Plus. For a menu of IDEC's current press releases and quarterly reports or to retrieve a specific release, call 888/239-2309. On the Internet see http://www.businesswire.com/cnn/idph.htm and http://www.shareholdernews.com/idph.

     The statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ from IDEC's expectations. In addition to the matters described in this press release, achievement of product development milestone events and future product sales, the timing, success, and cost of product launches and clinical studies, and the level of manufacturing performance may result in period to period fluctuations in IDEC's revenues and earnings. In addition to these matters, the risk factors listed from time to time in IDEC's SEC filings, including but not limited to its Annual Report on Form 10-K/A for the year ended December 31, 1997, and Form 10-Q for the quarter ended September 30, 1998, may affect the actual results achieved by IDEC.

     Formerly known as IDEC-C2B8, Rituxan (Rituximab) and IDEC Pharmaceuticals are registered U.S. trademarks of the company. IDEC's headquarters is located at 11011 Torreyana Road, San Diego, CA 92121.

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                IDEC PHARMACEUTICALS CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED         YEARS ENDED
                                                         DECEMBER 31,           DECEMBER 31,
                                                      -------------------    -------------------
                                                        1998       1997       1998        1997
                                                      --------    -------    -------    --------
                                                          (UNAUDITED)
Revenues:
  Revenues from unconsolidated joint business.......  $22,767     $5,056     $53,813    $  9,266
  Contract revenues.................................    4,986      4,057      14,846      11,840
  License fees......................................       --     17,000      18,300      23,500
                                                      -------     ------     -------    --------
                                                       27,753     26,113      86,959      44,606
Operating costs and expenses:
  Manufacturing costs...............................    8,617      8,400      19,602      18,875
  Research and development..........................    9,298      6,653      31,485      32,407
  Selling, general and administrative...............    4,743      3,137      16,968      11,320
                                                      -------     ------     -------    --------
                                                       22,658     18,190      68,055      62,602
Income (loss) from operations.......................    5,095      7,923      18,904     (17,996)
Interest income, net................................      758        332       2,996       2,572
Income tax provision................................     (140)      (114)       (422)       (114)
Net income (loss)...................................  $ 5,713     $8,141     $21,478    $(15,538)
Earnings (loss) per share:
  Basic.............................................  $  0.29     $ 0.43     $  1.08    $  (0.83)
  Diluted...........................................  $  0.24     $ 0.35     $  0.92    $  (0.83)
Shares used in calculation of earnings (loss) per
  share:
  Basic.............................................   20,015     19,151      19,838      18,739
  Diluted...........................................   23,411     23,485      23,377      18,739

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                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Current assets:
  Cash, cash equivalents and securities
     available-for-sale.....................................  $ 73,502    $ 69,657
  Inventories...............................................     5,346       4,134
  Other current assets......................................    22,179       5,402
                                                              --------    --------
          Total current assets..............................   101,027      79,193
Property and equipment, net.................................    20,897      23,449
Other non-current assets....................................     3,349       3,371
                                                              --------    --------
          Total assets......................................  $125,273    $106,013

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities.........................................  $ 14,483    $ 19,432
Non-current liabilities.....................................     4,362       5,902
Stockholders' equity........................................   106,428      80,679
                                                              --------    --------
          Total liabilities and stockholders' equity........  $125,273    $106,013
                                                              ========    ========

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